Exhibit 23.3

Bagell, Josephs, Levine & Company, L.L.C.

Certified Public Accountants

406 Lippincott Drive — Suite J

Marlton, New Jersey 08053

(856) 355-5900  Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Hellenic Solutions Corporation

Athens, Greece

We hereby consent to the inclusion in this Registration Statement (No. (No. 333-170532)) of our report dated December 22, 2009 relating to the consolidated financial statements of Hellenic Solutions Corporation which appears in such Registration Statement.

We further consent to being named as experts in accounting and auditing as defined in the report.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Marlton, New Jersey

February 9, 2011